Exhibit 10.7

SUBLEASE

THIS SUBLEASE, made as of June 30, 2005 by and between Atlantic Bancshares, Inc., a South Carolina corporation (hereinafter called “Sublessee”) and Regional Bankshares, Inc., a South Carolina corporation (hereinafter called “Sublessor”);

WITNESSETH:

1.     Main Lease. Sublessor is the Lessee under a written Lease dated October 11, 2004, wherein Carolina Partners, LLC (“Lessor”) leased to Sublessor an approximately 2,190 square foot portion of a building in a shopping center located at Highway 278 at Sheridan Park, Bluffton, South Carolina (the ” Premises”). The Lease, together with any amendments, is herein referred to as the “Main Lease” and is attached hereto as Exhibit “A”.

2.     Demise. The Sublessor, for and in consideration of the rents, covenants, agreements and stipulations hereafter mentioned, reserved, and contained, to be paid, kept and performed by the Sublessee, has subleased and rented, and by these presents does sublease and rent, unto the Sublessee, and the Sublessee hereby agrees to sublease and take upon the terms and conditions which hereinafter appear, the Premises.

3.     Term. To have and to hold for a term equal to the remaining term under the Main Lease.

4.     Compliance with Main Sublease. Sublessee hereby acknowledges, agrees to accept and be bound by all terms and conditions imposed upon Sublessor as lessee in the Main Lease and to perform all obligations of Sublessor as lessee under the Main Lease as though Sublessee had been named therein as lessee; except that Sublessee shall not perform directly to Lessor any payment obligation of Sublessor as lessee under the Main Lease, but shall instead make such payments to Sublessor in accordance with this Sublease Agreement.

5.     Rent and Additional Expenses. Sublessee agrees to pay Sublessor promptly not less than five (5) days prior to the last day of each month during the term of this Sublease a monthly rental equal to the amount due by Sublessor as lessee under the Main Lease, together with all other payments due under the terms of the Main Lease, including without limitation lessee’s pro rata share of taxes under Article 5 of the Main Lease and lessee’s pro rata share of Common Area Maintenance Cost under Article 10 of the Main Lease.

6.     Sublessee’s Warranty. Sublessee warrants to Sublessor that as soon as possible after the opening for business of Sublessee’s bank, Sublessee will use its best efforts to enter into a lease for the Premises directly with Lessor, and in connection therewith, have the Main Lease terminated and Sublessor released by Lessor from all liability under the Main Lease.

7.     Insurance. In addition to complying with all insurance requirements contained in the Main Lease, Sublessee shall deliver certificates of such policies to Sublessor at the same time provided to Lessor, including thirty days written notice to Sublessor of any material changes or

cancellation.     Said policies of insurance shall name Sublessor as an additional insured as its interest may appear.

8.     Default. The occurrence of any of the following shall be an “Event of Default”: (i) if Sublessee fails to pay when due any installment of rent on the day due under the terms hereof, or (ii) if Sublessee fails to keep, perform and observe any other covenant hereunder, and such failure is not cured within thirty (30) days after written notice from Sublessor.

In case of any such default and termination, Sublessor may lawfully enter into and upon demised Premises or any part thereof and repossess the same and expel the Sublessee and persons claiming under and through it, and remove any tangible personal property or effort, forcibly if necessary, without being guilty of trespass and without prejudice to any remedies that may be otherwise legally available to Sublessor for arrears of rents or for Sublessee’s breach of covenant under the terms and conditions of this Sublease.

9.     Indemnity. Sublessee agrees to indemnify Sublessor against, and to defend and hold Sublessor free and harmless from, any and all losses, damages, costs and expenses, including reasonable attorneys’ fees, relating to any claim, demand, action or lawsuit due to injury to or death of persons or damage to property (unless caused by the sole negligence of Sublessor) arising out of Sublessee’s occupancy and use of the Premises or out of any acts or omissions of Sublessee or its agents, contractors, employees, guests or invitees, during the term of this Sublease or extension hereof, or any other holdover occupancy.

10.   Assignment and Subletting. Sublessee shall not have the right to further sublet the Premises or any part thereof or to assign this Sublease without the prior written consent of Sublessor.

11.   Notices. Any notice to be given to hereunder shall be in writing and sent by registered or certified mail, return receipt requested, addressed as follows or such other address as may be specified in writing by one party to another:

As To Sublessee:	As To Sublessor:

Atlantic Bancshares, Inc.	Regional Bankshares, Inc.
1 Sherington Drive, Suite J	206 South Fifth Street
Bluffton, SC 29910	Hartsville, SC 29550
Attention: Robert P. Trask	Attention: Curtis A. Tyner, Sr.

12.   Miscellaneous. This Sublease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect. This Sublease shall be construed in accordance with the laws of the state where the Premises are located. Paragraph headings are for convenience only and do not define, alter or limit the provisions of this Sublease.

        IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals the day and year first above written.

WITNESSES:	SUBLESSOR:

REGIONAL BANKSHARES, INC.

________________________	By: /s/ Curtis A. Tyner
Its: Chief Executive Office / President
________________________

SUBLESSEE:

ATLANTIC BANCSHARES, INC.

________________________	By: /s/ Robert P. Trask
Its: Chief Executive Office / President
________________________

The undersigned (“Lessor”), Lessor under the Main Lease, hereby consents to the foregoing Sublease without waiver of any restriction in the Main Lease concerning further assignment or subletting. Lessor certifies that, as of the date of Lessor’s execution hereof, Sublessor is not in default or breach of any of the provisions of the Main Lease, and that the Main Lease has not been amended or modified except as expressly set forth in the foregoing Sublease. Lessor’s consent to this sublease shall not constitute a binding agreement of Lessor to enter into a direct lease with Sublessee as contemplated in paragraph 6 above.

LESSOR:

CAROLINA PARTNERS, LLC

By:  /s/ Timothy W. Reardon
Its:  Manager

Date:  June 30, 2005

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